Exhibit 10.1

Description of 2014 performance goals under the National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Program

On December 19, 2013, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) adopted specific written performance goals for fiscal year 2014 under the 2012 Annual At Risk Compensation Incentive Program (“AARCIP”) for D. F. Smith, R. J. Tanski, M. D. Cabell,  A.  M. Cellino and D. P. Bauer.  Mr. Smith is Executive Chairman of the Board of the Company.  Mr. Tanski is President and Chief Executive Officer of the Company.  Mr. Cabell is President of Seneca Resources Corporation, the Company’s exploration and production subsidiary, and Senior Vice President of the Company.  Mrs. Cellino is President of National Fuel Gas Distribution Corporation, the Company’s utility subsidiary. Mr. Bauer is Treasurer and Principal Financial Officer of the Company.

These executives will earn cash compensation in fiscal 2014 under the AARCIP depending upon their performance relative to their goals.  Compensation amounts pursuant to these arrangements can range up to 200% of fiscal-year salary for Mr. Smith and Mr. Tanski, up to 140% of fiscal-year salary for Mr. Cabell and Mrs. Cellino, and up to 90% of fiscal-year salary for Mr. Bauer.  Target compensation is 105% of fiscal-year salary for Mr. Smith and Mr. Tanski, 70% of fiscal-year salary for Mr. Cabell and Mrs. Cellino, and 45% of fiscal-year salary for Mr. Bauer.  The Compensation Committee may approve other compensation or awards at its discretion.

Mr. Smith’s goal relates to Company EBITDA.

The goals for Mr. Tanski relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), oil and natural gas production volume (weighted as 20% of the formula), management of the capital expenditures of the Company’s utility subsidiary (multiple goals weighted in the aggregate as 10% of the formula), safety (weighted as 10% of the formula), and the Company’s investor relations program (weighted as 10% of the formula).

The goals for Mr. Cabell relate to Company EBITDA (weighted as 15% of the formula), EBITDA of the Company’s exploration and production subsidiary (weighted as 15% of the formula), oil and natural gas production volume (weighted as 20% of the formula), oil and natural gas reserve replacement (weighted as 15% of the formula), finding and development costs (weighted as 15% of the formula), lease operating expenses (weighted as 5% of the formula), general and administrative expenses (weighted as 5% of the formula), and environmental/safety compliance (weighted as 10% of the formula).

The goals for Mrs. Cellino relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), safety (multiple goals weighted in the aggregate as 20% of the formula), management of the capital expenditures of the Company’s utility subsidiary (multiple goals weighted in the aggregate as 20% of the formula), and effectiveness of the Company’s utility subsidiary in obtaining customer assistance under the Home Energy Assistance Program (multiple goals weighted in the aggregate as 10% of the formula).

The goals for Mr. Bauer relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), the Company’s investor relations program (multiple goals weighted in the aggregate as 20% of the formula), internal control compliance (weighted as 5% of the formula), safety (weighted as 10% of the formula), and finding and development costs (weighted as 15% of the formula).

For purposes of the goals, EBITDA is defined as operating income plus depreciation, depletion and amortization, and any period-end impairment charges.  EBITDA will exclude any reversal of reserves for preliminary survey and investigation charges.  For each named executive officer, the performance level achieved on each earnings goal will be averaged with the performance level achieved on the prior year’s corresponding earnings goal.

With respect to the goals related to oil and natural gas production volume and reserve replacement, to the extent that there are oil and natural gas producing property acquisitions or dispositions during the fiscal year that were not included in the Company’s forecast, actual production volume and reserve replacement figures will be adjusted to account for such transactions.